Exhibit 10.2

EXECUTION COPY

SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT, dated as of February 23, 2023 (this “Agreement”), by and among Oxus Capital PTE. Ltd., a private limited company incorporated under the Laws of Singapore (“Sponsor”), Oxus Acquisition Corp., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“SPAC”), and Borealis Foods Inc., a corporation incorporated under the Laws of Canada (the “Company”).

WHEREAS, SPAC, 1000397116 Ontario Inc., a corporation incorporated under the Laws of the Province of Ontario, Canada (“Newco”), and a wholly owned subsidiary of SPAC, and the Company propose to enter into, on the date hereof, a business combination agreement (the “Business Combination Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement), pursuant to which, among other things, upon the terms and subject to the conditions thereof, (a) SPAC shall domesticate and continue as a corporation existing under the Laws of the Province of Ontario, Canada (such continuing entity referred to as “New SPAC”) and deregister as an exempted company incorporated under the Laws of the Cayman Islands, (b) Newco and the Company shall amalgamate in accordance with the terms of the Plan of Arrangement (Newco and the Company as so amalgamated, “Amalco”) and (c) Amalco and New SPAC shall amalgamate pursuant to Section 177(1) of the OBCA, in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement (the “New SPAC Amalgamation”), with New SPAC surviving the New SPAC Amalgamation;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 4,162,500 SPAC Class B Shares (the “Sponsor Founder Shares”);

WHEREAS, the Company and Sponsor entered into a Note Purchase Agreement dated as of October 21, 2022 and a Note Purchase Agreement dated as of November 14, 2022 (as amended, restated, supplemented or otherwise modified, collectively, the “Sponsor Note Purchase Agreement”), pursuant to which, the Company issued convertible notes in favor of Sponsor (the “Sponsor Convertible Notes”) in the aggregate principal amount of USD$20,000,000 per the terms and conditions set forth in the Sponsor Note Purchase Agreement;

WHEREAS, on the Closing Date, immediately prior to the Company Amalgamation, and provided that all of the conditions for conversion set forth in the Sponsor Note Purchase Agreement have been met, Sponsor intends to convert the Sponsor Convertible Notes into Company Shares in accordance with and pursuant to the terms and conditions of the Sponsor Note Purchase Agreement; and

WHEREAS, in order to induce (a) SPAC, Newco and the Company to enter into the Business Combination Agreement and (b) the Company Shareholders to enter into the Shareholder Support Agreement, each of Sponsor, SPAC and the Company desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Voting Obligations. Until the earlier of (a) the Closing or (b) termination of the Business Combination Agreement in accordance with Article IX thereof, Sponsor agrees that, at the SPAC Shareholders’ Meeting and in connection with any written consent of SPAC Shareholders required to approve the SPAC Proposals, Sponsor shall vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent or written resolutions to be duly and promptly executed and delivered with respect to), all of the Sponsor Founder Shares (i) in favor of the approval and adoption of the SPAC Proposals, (ii) if applicable, in favor of waiving any and all anti-dilution rights Sponsor may hold pursuant to the SPAC Governing Documents, (iii) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty or covenant or any other obligation or agreement of SPAC under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated, including any Business Combination Competing Transaction, or any merger, amalgamation, arrangement or business combination agreement or merger, amalgamation, consolidation, combination, binding share exchange, sale of substantial assets, reorganization, recapitalization, plan of arrangement, dissolution, liquidation or winding up of or by SPAC (other than the Business Combination Agreement and the transactions contemplated thereby), and (iv) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the transactions contemplated thereby, including the Amalgamation or (B) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC. Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. This Section 1 shall automatically terminate and be void and of no force and effect if the Business Combination Agreement is terminated in accordance with its terms or the Closing does not occur for any reason.

2. Waiver of Redemption Rights. Sponsor hereby agrees not to (a) demand that SPAC redeem the Sponsor Founder Shares in connection with the Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Founder Shares for redemption. This Section 2 shall automatically terminate and be void and of no force and effect if the Business Combination Agreement is terminated in accordance with its terms or the Closing does not occur for any reason.

3. Waiver of Anti-Dilution Rights. Sponsor, for itself and on behalf of all holders of SPAC Class B Shares, hereby waives the provisions of Article 17 of the SPAC Memorandum and Articles relating to the adjustment of the Initial Conversion Ratio (as defined in the SPAC Memorandum and Articles) in connection with the Transactions. This Section 3 shall automatically terminate and be void and of no force and effect if the Business Combination Agreement is terminated in accordance with its terms or the Closing does not occur for any reason.

4. Binding Effect of Business Combination Agreement. Sponsor hereby acknowledges that Sponsor has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending at the Expiration Time (as defined below), (a) Sponsor shall be bound by and comply with Section 7.04(b) (Exclusivity) and Section 7.09 (Public Announcements) of the Business Combination Agreement (and any relevant definitions contained in such Sections) as if Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to “SPAC” contained in Section 7.04(b) of the Business Combination Agreement also referred to Sponsor.

5. No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Closing and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.01 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), Sponsor shall not, except in each case pursuant to the Business Combination Agreement and the transactions contemplated thereby, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Sponsor Founder Shares or any options, warrants or right to acquire SPAC shares (“Subject Warrants”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor Founder Shares or Subject Warrants owned by Sponsor, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between Sponsor and any Affiliate of Sponsor, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to SPAC and the Company a joinder to this Agreement in form and substance reasonably satisfactory to the Company; provided, further, that any Transfer permitted under this Section 5 shall not relieve Sponsor of its obligations under this Agreement. Any Transfer in violation of this Section 5 shall be null and void.

6. New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any SPAC shares, Subject Warrants or other equity or equity-linked securities of SPAC are issued to Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC shares or Subject Warrants of, on or affecting the SPAC shares or Subject Warrants owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any SPAC shares, Subject Warrants or other equity or equity-linked securities of SPAC, or (c) Sponsor acquires the right to vote or share in the voting of any SPAC shares or other equity or equity-linked securities of SPAC (such SPAC shares, Subject Warrants or other equity or equity-linked securities of SPAC, collectively, the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Sponsor Founder Shares or Subject Warrants owned by Sponsor as of the date hereof.

7. September 2, 2021 Letter Agreement. Sponsor shall comply with, and fully perform all of its obligations, covenants, and agreements set forth in, that certain Letter Agreement, dated as of September 2, 2021, by and among SPAC, Sponsor and the other parties named therein (the “Letter Agreement”). During the period commencing on the date hereof and ending at the Expiration Time, Sponsor shall not modify or amend the Letter Agreement.

8. Amendment to Maturity Date of the Sponsor Note Purchase Agreement. Sponsor hereby agrees that the definition of “Maturity Date” (as defined in the Sponsor Note Purchase Agreement) is hereby amended by deleting such definition in its entirety and replacing it with the following definition: “Maturity Date” means December 9, 2023.

9. Agreement to Convert Sponsor Convertible Notes. Subject in all respects to the prior satisfaction (or waiver) of the conditions to Conversion (as defined in the Sponsor Note Purchase Agreement) set forth in the Sponsor Note Purchase Agreement, including, without limitation, the conditions set forth in Section 4.1(c) thereof, Sponsor hereby agrees to effect, on the Closing Date and immediately prior to the Company Amalgamation, a Conversion of all outstanding Principal (as defined in the Sponsor Note Purchase Agreement) and all accrued and unpaid Interest (as defined in the Sponsor Note Purchase Agreement) in accordance with the terms and conditions set forth in Article 4 of the Sponsor Note Purchase Agreement. This Section 9 shall automatically terminate and be void and of no force and effect if the Business Combination Agreement is terminated in accordance with its terms or the Closing does not occur for any reason.

10. Forfeiture of Certain Sponsor Founder Shares. Sponsor agrees that, immediately prior to the Closing, Sponsor shall irrevocably forfeit and surrender 750,000 of its Sponsor Founder Shares (“Forfeited Shares”) to New SPAC for no consideration as a contribution to the capital of New SPAC. After the Closing, New SPAC shall, subject to the prior approval of the Board of Directors of New SPAC, any applicable committee thereof and/or the shareholders of New SPAC, in each case as required by applicable Law, issue, in addition to equity awards issuable under the New SPAC Equity Plan, a number of New SPAC Shares equal to the number of Forfeited Shares to directors, officers and/or employees of New SPAC as incentive compensation equity, as determined and allocated by the Board of Directors of New SPAC.

11. Representations and Warranties of Sponsor. Sponsor hereby represents and warrants to the Company as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not, and will not, (i) conflict with or violate any Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any other person, (iii) result in the creation of any encumbrance on any Sponsor Founder Shares (other than under this Agreement, the Business Combination Agreement and the Ancillary Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Governing Documents.

(b) As of the date of this Agreement, Sponsor owns exclusively and has good and valid title to the Sponsor Founder Shares, free and clear of any Lien, proxy (and any proxies given prior to this Agreement in respect of the Sponsor Founder Shares that may still be in effect are not irrevocable and such proxies have been or are hereby revoked), option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, (iii) SPAC Governing Documents and (iv) the Letter Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Sponsor Founder Shares, and other than the Sponsor Founder Shares, Sponsor does not own, directly or indirectly, any other SPAC Shares.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Sponsor. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of Sponsor.

(d) There are no Actions pending against Sponsor, or to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(e) Except as described on Section 5.12 of the Business Combination Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or any arrangements made by Sponsor, for which SPAC or any of its Affiliates may become liable.

(f) Sponsor understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution, delivery and performance of this Agreement.

12. Termination. This Agreement and the obligations of the parties under this Agreement shall automatically terminate upon the earlier of (a) the last date on which a party hereto has any obligations hereunder in accordance with the terms hereof, (b) the termination of the Business Combination Agreement in accordance with its terms and (c) the mutual written agreement of the parties hereto. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.

13. Miscellaneous.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses or set forth on the signature pages hereto (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 13(a)):

If to Sponsor, SPAC or New SPAC (after the Continuance Effective Time):

Oxus Acquisition Corp.
7F 77/2 Al-Farabi Avenue
Almaty 1P 050040
Kazakhstan
Attention:	Kanat Mynzhanov
Email:	info@oxusacquisition.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A. 333 SE 2nd Avenue, Suite 4400 Miami, Florida 33131
Attention:	Jason Kislin; Michael Helsel
Email:	kislinj@gtlaw.com; helselm@gtlaw.com

If to the Company:

Borealis Foods Inc.
1540 Cornwall Road
Suite 104
Oakville, Ontario L6J 7W5
Canada
Attention:	Pouneh Rahimi
Email:	prahimi@borealisfoods.ca

with a copy to (which shall not constitute notice):

Nixon Peabody LLP
Tower 46, 55 West 46th Street
New York, NY 10036-4120
Attention:	Richard F. Langan, Jr.; Christopher Keefe
Email:	rlangan@nixonpeabody.com; CKEEFE@nixonpeabody.com

and with a copy to (which shall not constitute notice):

Bennett Jones LLP 4500, 855-2nd Street SW Calgary, Alberta T2P 4K7
Attention:	John Mercury; James McClary
Email:	MercuryJ@bennettjones.com; McClaryJ@bennettjones.com

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement and by the Business Combination Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement and by the Business Combination Agreement be consummated as originally contemplated to the fullest extent possible.

(c) (i) The words “hereof”, “herein”, hereby,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms; (vi) any references herein to a specific Section shall refer, respectively, to Sections of this Agreement; (vii) references herein to any gender (including the neuter gender) includes each other gender; (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “including” means “including without limitation”; (x) the word “shall” indicates a mandatory obligation; (xi) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; (xii) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States; (xiii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; (xiv) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law; and (xv) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(d) This Agreement is intended to create, and creates a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(e) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(f) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) The parties hereto acknowledge and agree that irreparable damage would occur to the non-breaching parties for which monetary damages would not be an adequate remedy if any provision of this Agreement were not performed in accordance with the terms hereof or are otherwise breached and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the transactions contemplated by this Agreement and the Business Combination Agreement) in Court of Chancery of the State of Delaware or Federal court of the United States of America sitting in U.S. District Court for the District of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. The parties hereto hereby further waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(h) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in Court of Chancery of the State of Delaware or Federal court of the United States of America sitting in U.S. District Court for the District of Delaware. The parties hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, the transactions contemplated hereby or the subject matter hereof, may not be enforced in or by such courts.

(i) This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the Business Combination Agreement is executed and delivered by SPAC, the Company and Newco.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement and by the Business Combination Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement and by the Business Combination Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 13(l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OXUS CAPITAL PTE. LTD.

By:	/s/ Wee Sung Cheng
Name:	Wee Sung Cheng
Title:	Director

By:	/s/ Pavel Mynzhanov
Name:	Pavel Mynzhanov
Title:	Director

OXUS ACQUISITION CORP.

By:	/s/ Kanat Mynzhanov
Name:	Kanat Mynzhanov
Title:	Chief Executive Officer

BOREALIS FOODS INC.

By:	/s/ Reza Soltanzadeh
Name:	Reza Soltanzadeh
Title:	President

[Signature Page to Sponsor Support Agreement]